Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., April 28, 2011, — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the first quarter ended March 31, 2011. InterMune also highlighted its recent clinical development and business activities.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “First quarter events were highlighted by the announcement on March 3 that the European Commission had granted marketing authorization for Esbriet® (pirfenidone) for the treatment of adults with mild to moderate idiopathic pulmonary fibrosis, or IPF. The approval of Esbriet not only marks an historic moment in the treatment of IPF patients, but also an exciting new chapter for our company as we now transition to become an international commercial organization. We are working diligently to make Esbriet available to European patients as soon as possible, beginning with Germany in September of this year.”

Mr. Welch continued, “In March we met with the U.S. FDA to discuss our plan to conduct an additional Phase 3 study of pirfenidone, toward the goal of bringing pirfenidone to IPF patients in the United States. We plan to conduct an Analyst Day in New York on May 26 to provide a comprehensive update of our commercial and scientific plans. During this event we will provide details on ASCEND — our new Phase 3 study — including the study design, its scientific rationale and guidance on important study and NDA resubmission milestones. At that time we will also share our expense guidance for 2011.”

InterMune commented, in response to speculation in recent press reports that the management and Board are very enthusiastic about the company’s business plans and the company is not currently in discussions regarding a sale of the company.

Clinical Development, Business Highlights and Upcoming Milestones

Esbriet® (pirfenidone):

•	In advance of its May 26 Analyst Day, InterMune provided a high-level summary of the design of the ASCEND study as follows:

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ASCEND will be a placebo-controlled trial of 52 weeks duration with a primary endpoint of change in FVC between baseline and Week 52. The trial will enroll approximately 500 IPF patients with mild-to-moderate impairment in lung function.

¡	Relative to the CAPACITY program, the ASCEND study population will be enriched for patients more likely to experience FVC decline and disease progression during the study.

¡	InterMune currently expects to begin enrollment in ASCEND in June 2011.

¡	The study will be primarily enrolled in the United States but will also include sites in Mexico, South America, Australia and New Zealand.

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InterMune announced on March 3, 2011, that the European Commission (EC) had granted marketing authorization for Esbriet® (pirfenidone). Esbriet is indicated in adults for the treatment of mild to moderate idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. The approval authorizes marketing of Esbriet in all 27 EU member states.

•	Additionally, Esbriet has now received marketing authorization in Norway and Iceland. These countries recognize EU approvals of new medicines.

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Based on anticipated EU country reimbursement timelines, InterMune currently plans to launch Esbriet as follows: Germany in September of 2011; France, Spain and Italy during the first half of 2012 and the United Kingdom around the middle of 2012. InterMune also plans to launch Esbriet in all or substantially all of the next five largest pharmaceutical markets in the EU during 2012.

•	Pre-launch efforts in the areas of Key Opinion Leader development, pricing, reimbursement, market research and staffing continue on schedule with the above time line.

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InterMune has a number of granted, allowed and pending patent applications in Europe relating to Esbriet’s formulation and use in IPF patients. InterMune reported that three such patents have now been granted by the European patent office. The first relates to the effect of food on the pharmacokinetics and safety of pirfenidone in IPF patients and expires in late 2026. A second relates to the safe usage of Esbriet in patients who develop elevation in liver transaminase levels, which expires in late 2029, and a third relates to the titration of the dosing of Esbriet at the initiation of therapy, which expires in late 2027. In addition, the company has two other patents that have been allowed, one which relates to the contraindicated use of pirfenidone in combination with fluvoxamine, and the second which relates to discontinuing smoking in connection with the use of pirfenidone. Both of these patents expire in 2030. Several other patents are still under review in Europe.

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InterMune announced that it launched in April a program that allows qualified physicians to make Esbriet available to their IPF patients, if they meet certain pre-specified medical criteria and conditions, free of charge before Esbriet is commercially available throughout Europe. The program is a so-called Named Patient Access Program (NPP) and has begun enrolling patients. The NPP is focused on the major countries of Europe and is expected to continue for approximately 12 months.

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InterMune today reported that pirfenidone will be the subject of an oral presentation and a poster discussion at the International Conference of the American Thoracic Society (ATS), May 13-18 in Denver, Colo.:

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C93 Oral Presentation: The Effect of Treatment with Pirfenidone on Longitudinal Change in Lung Volume in Patients with Idiopathic Pulmonary Fibrosis (IPF): A Meta-Analysis of Outcomes in Four Randomized Controlled Clinical Trials

•	Authors: T.E. King, C. Albera, R.M. du Bois, W. Bradford, U. Costabel, P.W. Noble, S.A. Sahn, D. Valeyre, p.A5302

•	Presentation: Tuesday, May 17, 3:15 p.m., Korbel Ballroom 2A-3A (Lower Level), Colorado Convention Center

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This presentation will include analyses of lung function change at one year from three Phase 3 studies and these analyses show a clinically meaningful and statistically significant pirfenidone treatment effect at this time point.

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B102 Poster Discussion: 110. The Effect of Treatment with Pirfenidone on Progression-Free Survival in Patients with Idiopathic Pulmonary Fibrosis (IPF): Exploratory Analysis of Outcomes Using Novel Criteria for Disease Progression

•	Authors: S.A. Sahn, C. Albera, R.M. du Bois, W. Bradford, U. Costabel, T.E. King, P.W. Noble, D. Valeyre, p.A3810

•	Poster Viewing and Discussion: Monday, May 16, - 2:00 p.m. - 4:30 p.m., Korbel Ballroom 1A-1B (Lower Level), Colorado Convention Center

Hepatology:

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In January 2011, InterMune announced that it had reached a new agreement with Roche that will focus on research to identify and develop next-generation protease inhibitors for the treatment of HCV. Under terms of the agreement, Roche will fund all research costs related to the programs for the term of the agreement, July 1, 2010 to June 30, 2011.

First Quarter 2011 Financial Results (Unaudited)

InterMune reported total revenue in the first quarter of 2011 of $6.4 million, compared with $6.1 million in the first quarter of 2010, reflecting increased collaboration revenue under the company’s new research agreement with Roche, partially offset by lower off-label physician prescriptions of Actimmune® (interferon gamma-1b) for the treatment of IPF, which InterMune does not promote.

Research and development (R&D) expenses in the first quarter of 2011 were $16.8 million compared with $20.5 million in the first quarter of 2010. Lower R&D expenses reflect timing of the preparation of regulatory filings related to pirfenidone, and the divestiture of danoprevir in October of 2010.

General and administrative (G&A) expenses were $17.6 million in the first quarter of 2011, compared with $15.1 million in the same period a year earlier. The net increase in G&A expenses is primarily attributed to costs related to preparation for the commercialization of Esbriet, including establishment of a European infrastructure and pre-launch marketing expenses, offset by a significant decrease in this quarter versus the same quarter last year in U.S. infrastructure and pre-launch marketing expense.

The net loss for the first quarter of 2011 was $32.1 million, or $0.57 per share, compared with a net loss of $34.1 million, or $0.66 per share, in the first quarter of 2010.

As of March 31, 2011, InterMune had cash, cash equivalents and available-for-sale securities of approximately $254.3 million.

Conference Call and Webcast Details

InterMune will host a conference call today at 8:30 a.m. EDT to discuss business highlights and financial results for the first quarter of 2011. Interested investors and others may participate in the conference call by dialing 888-567-5125 (U.S.) or 706-643-9223 (international), conference ID# 62213806. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 62213806. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes Esbriet® (pirfenidone), which is now approved in the European Union for the treatment of adults with mild to moderate IPF, a progressive and fatal lung disease. The hepatology portfolio includes next-generation HCV protease inhibitor and NS5A research programs. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to commercial launch preparations, anticipated timing of commercial launch and statements regarding the various anticipated durations of patent protection and marketing exclusivity. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 9, 2011 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (iv) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the ASCEND phase 3 clinical trial may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (v) risks related to unexpected regulatory actions or delays or government regulation generally; (vi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (vii) government, industry and general public pricing pressures; and (viii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® and Esbriet® are registered trademarks of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31
	2011	2010
Revenue, net
Actimmune	$5,052	$5,264
Collaboration revenue	1,300	818

Total revenue, net	6,352	6,082

Costs and expenses:
Cost of goods sold	2,286	2,643
Research and development	16,838	20,477
General and administrative	17,576	15,131

Total costs and expenses	36,700	38,251

Loss from operations	(30,348)	(32,169)

Interest income	138	177
Interest expense	(1,787)	(2,101)
Other income (expense)	(106)	15

Loss from operations before income taxes	(32,103)	(34,078)
Income tax expense (benefit)	—	—

Net loss	$(32,103)	$(34,078)

Basic and diluted loss per share:
Net loss per share	$(0.57)	$(0.66)

Shares used in computing basic and diluted net loss per share	56,377	51,930

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31	December 31,
	2011	2010
Cash, cash equivalents and available-for-sale securities	$254,282	$295,073
Acquired product rights	20,000	—
Other assets	11,351	10,074

Total assets	$285,633	$305,147

Total other liabilities	$24,692	$26,547
Convertible senior notes	85,000	129,300
Stockholders’ equity	175,941	149,300

Total liabilities and stockholders’ equity	$285,633	$305,147